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                                                                     Exhibit 5.1


                   [Letterhead of KIRKPATRICK & LOCKHART LLP]


                                November _, 2001


Weirton Steel Corporation
Three Springs Drive
Weirton, West Virginia 26062


Ladies and Gentlemen:

     We refer to the registration statement on Form S-4, Registration No. 333-72598 (the "Registration Statement"), filed by Weirton Steel Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), pursuant to which the Company is registering $85,400,000 aggregate principal amount of 10% Senior Secured Discount Notes due 2008 (the "2008 Notes"), under an Indenture between the Company and Chase Manhattan Trust Company, National Association, as trustee (the "Trustee") ("2008 Indenture") which is to be delivered and executed at the time of the closing of the Exchange Offer (as defined below). The Company pursuant to the Registration Statement is offering to issue the 2008 Notes in exchange for all of the Company's outstanding 11-3/8% Senior Notes due 2004 and 10-3/4% Senior Notes due 2005 (the "Exchange Offer") and soliciting consents to amend provisions of the indentures governing the outstanding notes. The terms and conditions of the 2008 Notes and the Exchange Offer are described in the Registration Statement and the prospectus (the "Prospectus") contained therein.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the form of the 2008 Notes, which is set forth in the form of the 2008 Indenture, and such corporate or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     Based upon and subject to the foregoing, we are of the opinion that the 2008 Notes have been duly authorized by the Company and, when the 2008 Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the 2008 Indenture and issued in exchange for the currently outstanding 11-3/8% Senior Notes due 2004 and 10-3/4% Senior Notes due 2005 in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company under the laws of the State of New York, subject to bankruptcy, insolvency, reorganization, fraudulent conveyances, moratorium, receivership and similar laws relating to or affecting creditors' rights generally and to equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

     The foregoing opinion is limited to the laws of the State of New York and the laws of the State of Delaware. We do not express any opinion herein concerning the laws of any other jurisdiction.


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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

     This opinion is solely for your information and is not to be quoted in whole or in part, summarized or otherwise referred to without our prior written consent, except as provided in the preceding paragraph. This opinion is as of the date hereof. We disclaim any responsibility to update or supplement this opinion to reflect any event or state of facts which may hereafter come to our attention or any changes in statutes or regulations or any court decisions which may hereafter occur.



                                        Very truly yours,


                                        Kirkpatrick & Lockhart LLP